Exhibit 3.3
RESTATED CERTIFICATE OF INCORPORATION
OF
QUANTA SERVICES, INC.
(Originally incorporated on August 19, 1997
Under the name Fabal Construction, Inc.)
     FIRST. The name of the corporation is Quanta Services, Inc.
     SECOND. The Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is the Corporation Service Company.
     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.
     FOURTH. The aggregate number of shares of capital stock that the Corporation will have authority to issue is Six Hundred Ten Million (610,000,000), Six Hundred Million (600,000,000) of which will be shares of Common Stock, having a par value of $0.00001 per share (hereinafter called “Common Stock”) and Ten Million (10,000,000) of which will be shares of Preferred Stock having a par value of $0.00001 per share (hereinafter called “Preferred Stock”).
          Preferred Stock may be issued in one or more series as may be determined from time to time by the Board of Directors. All shares of any one series of Preferred Stock will be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate, if cumulative. Authority is hereby expressly granted to the Board of Directors to authorize the issuance of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences, and relative, participating, optional, redemption, conversion, exchange or other special rights, qualifications, limitations or restrictions of such series, and the number of shares in each series, to the full extent now or hereafter permitted by law.
          Pursuant to the authority conferred by this Article FOURTH, the following series of Preferred Stock has been designated, with such series consisting of such number of shares, with such voting powers and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions therefor as are stated and expressed in Exhibit A attached hereto and incorporated herein by reference:
Exhibit A: Series F Preferred Stock
          Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock, the holders of Common Stock shall be entitled to receive out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.
          In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock.
          Except as otherwise required by law, each holder of shares of Common Stock shall be entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation.
          The Corporation shall be entitled to treat the person in whose name any share of its stock is registered as the owner thereof for all purposes and shall not be bound to recognize any equitable or other claim to, or interest in, such share on the part of any other person, whether or not the Corporation shall have notice thereof, except as expressly provided by applicable laws.
     FIFTH. The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the Bylaws, but shall be at least one and not more than nineteen. Election of directors need not be by written ballot.
     Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the Directors’ resolutions applicable thereto, and such directors so elected shall not be subject to the provisions of this Section unless expressly provided by such terms.
     SIXTH. No stockholder of the Corporation will, solely by reason of holding shares of any class, have any preemptive or preferential right to purchase or subscribe for any shares of the Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase shares of any class, now or hereafter to be authorized, whether or not the issuance of any such shares or such notes, debentures, bonds or other securities would adversely affect the dividend, voting or any other rights of such stockholder. The Board of Directors may authorize the issuance of, and the Corporation may issue, shares of any class of the Corporation, or any notes, debentures, bonds or other securities convertible into or carrying warrants, rights or options to purchase any such shares, without offering any shares of any class to the existing holders of any class of stock of the Corporation.
     SEVENTH. At all meetings of stockholders, a quorum will be present if the holders of a majority of the shares entitled to vote at the meeting are represented at the meeting in person or by proxy. From and after the first date as of which any class of the Corporation’s equity securities is traded on a national securities exchange, (i) any action required or permitted to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders and (ii) special meetings of the stockholders of the Corporation may be called only by the Chairman of the Board of Directors and shall be called within ten (10) days after receipt of the written request of the Board of Directors, pursuant to a resolution approved by a majority of the whole Board of Directors.
     EIGHTH. Stockholders of the Corporation will not have the right of cumulative voting for the election of directors or for any other purpose.
     NINTH. The Board of Directors is expressly authorized to alter, amend or repeal the Bylaws of the Corporation or to adopt new Bylaws.
     TENTH. Reserved.
     ELEVENTH. To the fullest extent permitted by the laws of the State of Delaware as the same exist or may hereafter be amended, a director of the Corporation will not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this Article will not increase the personal liability of any director of the Corporation for any act or occurrence taking place before such repeal or modification, or adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification. The provisions of this Article shall not be deemed to limit or preclude indemnification of a director by the Corporation for any liability of a director that has not been eliminated by the provisions of this Article.
[Signature page follows]

          IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which only restates and integrates and does not further amend the provisions of the Restated Certificate of Incorporation of the Corporation as it may have been amended or supplemented prior to the effectiveness of this filing, there being no discrepancies between those provisions and the provisions of this Restated Certificate of Incorporation, and it having been duly adopted by the Corporation’s Board of Directors in accordance with Section 245 of the Delaware General Corporation Law, has been executed by a duly authorized officer of the Corporation on the date set forth below.

QUANTA SERVICES, INC.

By:	/s/ Tana Pool
	Name:	Tana Pool
	Title:	Vice President
Dated: 5-19-2011

Exhibit A
SERIES F PREFERRED STOCK
     Section 1. Designation and Amount. The designation of the series of Preferred Stock created by this resolution shall be “Series F Preferred Stock” (the “Series”), and the number of shares constituting this Series shall be one (the “Series Share”).
     Section 2. Dividends. No dividends shall be payable in respect of the Series Share.
     Section 3. Voting Rights. The record holder of the Series Share (the “Holder”) shall be entitled to vote (whether at an annual or special meeting or by written consent) on each matter submitted to a vote of the holders of Common Stock, voting together as one class with the holders of Common Stock and with the holders of any other class or series of capital stock of the Corporation voting together with the holders of Common Stock on such matters, except as otherwise provided in this Certificate of Designation or required by applicable law. The Holder shall be entitled to cast on any such matter a number of votes equal to the number of Class A non-voting exchangeable common shares (the “Exchangeable Shares”) of Quanta Services EC Canada Ltd., a British Columbia company (“Exchangeco”), and its successors-at-law, whether by merger, amalgamation or otherwise, outstanding as of the record date for determining the stockholders entitled to vote at such annual or special meeting or entitled to consent to such action by written consent of stockholders and not belonging to the Corporation or any other entity of which a majority of the shares (or similar interests) entitled to vote in the election of members of the board of directors (or similar governing body) of such other entity is held, directly or indirectly, by the Corporation (any such entity, a “subsidiary” of the Corporation).
     Section 4. Redemption.
     (A) At such time as no Exchangeable Shares (other than Exchangeable Shares belonging to the Corporation or any subsidiary of the Corporation) shall be outstanding and there are no shares of stock, debt, options, rights, warrants, or other securities convertible, exchangeable or exercisable for, or other agreements which could give rise to the issuance of, any Exchangeable Shares to any person (other than the Corporation or any subsidiary of the Corporation), the Series Share shall be automatically redeemed for an amount equal to $1.00, but only out of funds legally available therefor, and upon any such redemption of the Series Share by the Corporation, the Series Share shall be deemed retired and canceled and may not be reissued.
     (B) Notice of redemption of the Series Share shall be sent by or on behalf of the Corporation, by first class mail, postage prepaid, to the Holder at such Holder’s address as it appears on the records of the Corporation (i) notifying such Holder of the redemption of the Series Share and (ii) stating the place at which the certificate evidencing the Series Share shall be surrendered.
     (C) From and after the notice of redemption having been duly given, and the redemption price having been paid or irrevocably set aside for payment, the Series Share shall no longer be, or be deemed to be, outstanding for any purpose, and all rights, preference and powers (including voting rights and powers) of the Series Share shall automatically cease and terminate, except the right of the record holder of the Series Share, upon surrender of the certificate for the

Series Share, to receive the redemption price of $1.00.
     Section 5. Liquidation, Dissolution or Winding Up.
     (A) Upon the dissolution, liquidation or winding up of the Corporation, the Series Share shall be entitled to receive and to be paid out of the assets of the Corporation available for distribution to its stockholders, before any payment or distribution shall be made on the Common Stock of the Corporation or on any other class or series of stock ranking junior to the Series Share upon liquidation, the amount of $1.00, and no more.
     (B) Neither the sale of all or substantially all of the assets or capital stock of the Corporation, nor the merger or consolidation of the Corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the Corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section 5.
     (C) After the payment to the Series Share of the full preferential amount provided for in this Section 5, the Series Share shall have no right or claim to any of the remaining assets of the Corporation.
     Section 6. Restrictions on Transfer.
     (A) Notwithstanding anything to the contrary in this Certificate of Designation, the Holder shall not Transfer the Series Share to any person unless either (a) such Transfer complies with the applicable provisions of the Voting and Exchange Rights Agreement, dated October 25, 2010 (the “Trust Agreement”), or (b) such Transfer is approved by the Corporation. Any purported Transfer of the Series Share effected in violation of this paragraph shall be null and void and shall have no force or effect. For purposes of this Certificate of Designation, references to the Trust Agreement shall include any amendment of the Trust Agreement if, and only if, such amendment has been approved by the Corporation.
     (B) For purposes of this Certificate of Designation, “Transfer” shall mean any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including, but not limited to, transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, of the Series Share or any ownership or other interest in the Series Share; provided, however, that the execution and performance of the Trust Agreement by any person or entity shall not constitute a Transfer.
     (C) The certificate, if any, representing the Series Share shall have imprinted, typed, stamped or otherwise affixed thereon a legend in substantially the following form:
“THE SHARE OF STOCK REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO TRANSFER RESTRICTIONS. THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF SUCH SHARE IS SUBJECT TO THE TERMS AND CONDITIONS OF THE CERTIFICATE OF DESIGNATION OF SERIES F PREFERRED STOCK OF THE CORPORATION AND A CERTAIN

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VOTING AND EXCHANGE RIGHTS AGREEMENT BY AND BETWEEN THE STOCKHOLDER, THE CORPORATION AND CERTAIN OTHER PARTIES THERETO, COPIES OF WHICH ARE ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE UPON A REQUEST THEREFOR SUBMITTED TO THE SECRETARY.”
     Section 7. Rank. Except as otherwise provided in this Certificate of Designation, any stock of any class or classes or series of the Corporation shall be deemed to rank prior to the Series Share upon liquidation, dissolution or winding up.
     Section 8. Facts Ascertainable. When the terms of this Certificate of Designation refer to a specific agreement or other document, the secretary of the Corporation shall maintain a copy of such agreement or document at the principal executive offices of the Corporation and a copy thereof shall be provided free of charge to any stockholder who makes a request therefor.

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